Exhibit 99

Court of Appeals Order – Retractable Technologies, Inc., et al., v. Becton, Dickinson and Co.

LITTLE ELM, Texas, February 5, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) (“RTI”) announced today that on February 3, 2015 the United States Court of Appeals for the Fifth Circuit issued an order which denied  Becton, Dickinson and Co.’s (“BD”) motion for stay of injunction pending appeal.

In previous press releases, RTI has reiterated the requirements of the injunction at issue, which, among other things, require BD to notify its customers and others that it wrongfully distributed false and misleading advertisements.  Except to the extent stayed by the District Court’s January 14 order, the notices required by the injunction must be sent by BD no later than February 14, 2015.  BD had requested a stay of the injunction pending appeal.  The Fifth Circuit opinion did not expand on its reasoning for denying BD’s motion.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer